Exhibit 99.1
Company Contacts:

Victoria M. Holt President and Chief Executive Officer (314) 721-4242	Randy C. Martin Executive Vice President and Chief Financial Officer (314) 721-4242
For Immediate Release Monday, March 7, 2011
SPARTECH ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, March 7, 2011 — Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2011 first quarter.
First Quarter 2011 Financial Results
•	Net sales were $234.8 million, up 4% from the prior year first quarter, reflecting a 3% decrease in volume more than offset by the effects of higher prices due to the pass through of higher raw material costs.

•	Operating loss excluding special items was $1.0 million in the first quarter of 2011 compared to operating earnings excluding special items of $7.5 million in the same period of the prior year. This decrease in earnings reflects the continued impact of production inefficiencies that began in the second half of 2010, increased freight expense, margin compression from increased competition, and the impact of higher material costs that were not passed through timely as selling price increases.

•	Reported diluted (loss) earnings per share from continuing operations was $(0.06) in the first quarter of 2011 compared to $0.15 in the prior year first quarter. Excluding special items, diluted (loss) earnings per share from continuing operations was $(0.04) compared to $0.08 in the prior year first quarter.

•	Cash flows from operations were $7.7 million for the first quarter and the Company ended the quarter with $173.2 million of debt.
Highlights
•	We have completed the management restructuring of our business units, which has provided for direct responsibility for sales, marketing and operations to each business segment leader. We believe that this structure will provide for greater responsiveness to the needs of our customers and improve overall financial performance of the business units. We are encouraged by the early results of this management change as we are beginning to make progress in material formulation, yield enhancement, on-time deliveries and product quality.

•	On January 12, 2011, the Company entered into amendments on its credit facility and Senior Notes. These amendments were needed in the near term to complete the organizational restructurings and continue the actions to improve operations.

•	The Company started production at our Lockport, New York facility during our first quarter of 2011 to serve automotive customers in our compounds business. We expect to have this facility operating at normal production rates in the second quarter of 2011.

•	The Company has brought together the research and development teams of our three businesses into our new Spartech Technology and Innovation Center located near our corporate headquarters. Harnessing the collective technical capabilities of our material science, processing, and creative design groups is allowing us to bring greater focus on new product developments and sustainable customer solutions as well as supporting our promising new cross business unit selling initiative.

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Note: Please see the reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.
Spartech’s President and Chief Executive Officer, Vicki Holt stated, “As we expected, our first quarter results reflected gradual operational improvements from the inefficiencies that began in the second half of 2010, seasonally low demand with moderate growth in most markets, the continued impact from certain customer changes, and progress in completing the remaining two asset consolidations and general organizational restructurings. Our key operational priorities continue to focus on operating fundamentals to improve our on-time delivery, product quality, and production yields while we manage overall costs, and we are beginning to see positive results in these key metrics. We also completed the realignment of our operating businesses and leadership team.”
Holt added “Our measured progress in this quarter is the start of a comprehensive plan to build the foundation for operating and commercial excellence and accelerating new product developments. A key focus in the quarter was developing a turnaround plan for our Color and Specialty Compounds business which did not execute the final asset consolidations well during the automotive market recovery last year. The turnaround efforts include specific actions to grow earnings by improving yield and equipment uptime, and develop stronger linkage between operations and strategic procurement.”
Additionally, Holt stated “We are prioritizing organic growth projects to deliver near term results. In addition, we are re-engaging our customers in specific sustainable product development programs. Our revitalized earnings growth programs focus on exceeding customer expectations and a more efficient cost structure which will lead to improved returns for shareholders.”
Consolidated Results
Net sales increased 4% to $234.8 million in the three month period ended January 29, 2011 over the same period in the prior year, representing a 7% increase in price/mix offset by a 3% decline in volume. The largest increase in volume was from sales of compounds and sheet to the automotive sector, related to the recovery experienced throughout 2010, and commercial construction. Underlying volume in most other markets experienced a modest increase. Offsetting these increases were a decline in sales of sheet for material handling applications due to a considerable slowdown in orders from one of our largest customers, and a decline in food packaging sales due to a lower share of a key customer’s product line. The price/mix increase was primarily related to increases in selling prices to pass through increases in raw material costs.
Gross margin per pound sold declined from 12.8 cents in the first quarter of 2010 to 9.1 cents in the first quarter of 2011 primarily reflecting the continued impact of production inefficiencies that began in the second half of 2010, higher labor costs, increased freight expense, margin compression from increased competition, and the impact of higher material costs. The decrease in gross margin was partially offset by reduced depreciation expense due to the Company’s plant consolidation efforts.
Selling, general and administrative expenses were $19.0 million in the first quarter of 2011 compared to $18.4 million in the same period of the prior year. The increase was mainly due to higher employee compensation costs largely related to resource additions in the technology, sales and marketing and procurement areas.
Amortization of intangibles was $0.4 million in the first quarter of 2011 compared to $1.0 million in the same period of the prior year. The decrease reflects intangible assets which became fully amortized coupled with the impact of intangible asset impairments recorded by the Company in the fourth quarter of 2010.
Restructuring and exit costs were $0.8 million in the first quarter of 2011 compared to $0.7 million in the same period of the prior year. Restructuring and exit costs included employee severance, facility consolidation and shutdown costs and fixed asset valuation adjustments.

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Interest expense, net of interest income, was $2.6 million in the first quarter of 2011 compared to $3.5 million in the same period of the prior year. The decrease was primarily due to the $24.6 million reduction in debt during the last 12 months, which included a reduction in higher interest rate debt.
We reported a net loss from continuing operations of $1.8 million or $(0.06) per diluted share in the first quarter of 2011, compared to earnings of $4.7 million or $0.15 per diluted share in the same period of the prior year. Excluding special items (restructuring and exit costs, and tax benefits from restructuring of foreign operations), we reported a net loss from continuing operations of $1.3 million or $(0.04) per diluted share in the first quarter of 2011, compared to net earnings from continuing operations of $2.4 million or $0.08 per diluted share in the same period of the prior year. The decrease was mainly due to items previously discussed, partially offset by the effects of income tax benefits.
The difference between the Company’s statutory rate and the Company’s effective rate for the three months ended January 29, 2011, was primarily attributable to the reorganization of the Company’s legal entities which resulted in a $0.8 million deferred tax benefit, coupled with the reinstatement of the research and development tax credit. These benefits were partially offset by adjustments to the Company’s FIN 48 reserves and the effects of permanent items.
Net earnings from discontinued operations were $2.9 million in the first quarter of 2011, which mainly resulted from the settlement agreement for the breach of a contract by Chemtura that led to $4.8 million in total cash proceeds.
Cash flows from operations in the first quarter of 2011 of $7.7 million, which included the benefit of an income tax refund of $5.7 million, were used along with credit facility borrowings to fund $8.0 million of capital investments for additional capacity in specialty sheet products, maintenance and cost reductions. We incurred $1.6 million in debt issuance costs to amend our debt holder agreements during the first quarter of 2011.
Segment Results
The results of our three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.
Custom Sheet & Rollstock - Net sales were $125.1 million in the three month period ended January 29, 2011, representing flat year-over-year net sales, which consisted of a 9% decrease in volume offset by a 9% increase in price/mix changes. The decrease in underlying volume reflects the impact of a significant reduction in one customer’s business activity for a material handling application. Absent this customer’s decline, we realized a modest increase in volume across most of our end markets including the automotive, appliance and sign and advertising markets. The price/mix increase was mostly caused by increases in selling prices and greater mix of higher priced products. Operating earnings excluding special items were $4.8 million in the first quarter of 2011 compared to $8.4 million in the same period of the prior year. The decrease in operating earnings reflects lower sales volume to a material handling customer, increased competition, production inefficiencies and increased freight expense.
Packaging Technologies — Net sales were $51.7 million in the three month period ended January 29, 2011, representing an 8% increase in net sales, which consisted of a 2% decrease in volume more than offset by a 10% increase in price/mix changes. The decrease in underlying volume reflects the impact of the loss of share at a food packaging customer. Partially offsetting this loss was an increase in sales to the medical packaging and sign and advertising markets. Price/mix includes increases in selling prices from the pass through of increases in raw materials costs. Operating earnings excluding special items were $4.8 million in the first quarter of 2011 compared to $5.3 million in the same period of the prior year. The decrease in operating earnings was mainly due to a higher mix of lower margin business and margin compression from increased competition, coupled with higher employee compensation costs primarily related to resource additions in the technology and sales and marketing areas.

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Color & Specialty Compounds — Net sales were $57.9 million in the three month period ended January 29, 2011, representing a 12% increase in net sales, which consisted of a 5% increase in volume coupled with a 7% increase in price/mix changes. The increase in underlying volume was due to a significant increase in the automotive sector related to the recovery experienced throughout 2010, coupled with increased sales to the agricultural products and building and construction markets. Offsetting these increases was a decline in sales to the appliance and electronics market. The price/mix increase was mostly caused by increases in selling prices to pass through increases in raw material costs. Operating loss excluding special items were $2.2 million in the first quarter of 2011 compared to operating earnings of $2.2 million in the same period of the prior year. The decrease in operating earnings reflects production inefficiencies which resulted in higher labor and material costs, the impact of higher material costs that were not passed through timely as selling price increases, a higher mix of lower margin sales, and increased freight and employee severance costs.
Outlook
We are continuing to focus on improving our operational performance, building a more customer-focused organization, and investing in design, technology and equipment to enhance our growth initiatives. Subject to raw material pricing, we expect these operational and customer initiatives will result in gross margins returning back to our peak levels by the first calendar quarter of 2012. We believe these improvements will be achieved during a period when the overall market recovery continues at a slow pace and we experience continued volatility in raw material pricing. We have made organizational changes, continue to make operational improvements, and have identified the levers to generate higher margins that we believe will allow us to make steady progress during 2011.
Special Items and Discontinued Operations
Restructuring and exit costs totaled $0.8 million during the first quarter of 2011 compared to $0.7 million in the same period of the prior year. Restructuring and exit costs are comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments. These costs resulted from the Company’s improvement initiatives, which include an objective of reducing the Company’s fixed portion of its cost structure. We expect to incur approximately $1.0 million of additional restructuring expenses which mostly consist of employee severance and shutdown costs for facility consolidation initiatives previously announced.
In the first quarter of 2010, we recognized a $2.8 million tax benefit related to tax restructuring of foreign operations that was excluded from our presentation of net earnings from continuing operations as a special, non-recurring item.
Discontinued operations include our former Marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas which were all shutdown in the 2009 and the Wheels and Profiles businesses that were divested in 2009.
The Company reached agreement with Chemtura and the Bankruptcy Court approved the final settlement of the claim for the breach of a contract by Chemtura for $4.2 million in cash and equity in the newly reorganized Chemtura. The equity was subsequently sold, resulting in $4.8 million of total cash proceeds. The associated gain was recorded in discontinued operations.
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Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Tuesday, March 8, 2011, to discuss Spartech’s first quarter 2011 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a webcast by logging onto www.spartech.com, or via phone by dialing 800-642-9809 and providing the Conference ID #: 48506732. International callers may dial 706-679-7637.
Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers. The Company’s three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Cautionary Statements Concerning Forward-Looking Statements
Statements in this Form 10-Q that are not purely historical, including statements that express the Company’s belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:
(a)	Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce

(b)	Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service

(c)	Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical

(d)	Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters

(e)	Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs

(f)	Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives

(g)	Our inability to collect all or a portion of our receivables with large customers or a number of customers

(h)	Loss of business with a limited number of customers that represent a significant percentage of our revenues

(i)	Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments and inability to access capital markets

(j)	Possible asset impairments

(k)	Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant consolidations and line moves

(l)	Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations

(m)	Our inability to develop and launch new products successfully

(n)	Possible weaknesses in internal controls
We assume no responsibility to update our forward-looking statements.

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended
	January 29,	January 30,
(Unaudited and dollars in thousands, except per share data)	2011	2010

Net sales	$234,783	$225,164

Costs and expenses
Cost of sales	216,377	198,332
Selling, general and administrative expenses	18,974	18,416
Amortization of intangibles	422	966
Restructuring and exit costs	828	671

Total costs and expenses	236,601	218,385

Operating (loss) earnings	(1,818)	6,779

Interest, net of interest income	2,571	3,516

(Loss) earnings from continuing operations before income taxes	(4,389)	3,263

Income tax benefit	(2,551)	(1,473)

Net (loss) earnings from continuing operations	(1,838)	4,736

Net earnings from discontinued operations, net of tax	2,871	8

Net earnings	$1,033	$4,744

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.06)	$0.16
Earnings from discontinued operations, net of tax	0.09	—

Net earnings per share	$0.03	$0.16

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.06)	$0.15
Earnings from discontinued operations, net of tax	0.09	—

Net earnings per share	$0.03	$0.15

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	(Unaudited)
	January 29,	October 30,
(Dollars in thousands, except share data)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$3,535	$4,900
Trade receivables, net of allowances of $3,359 and $3,404, respectively	129,094	134,902
Inventories, net of inventory reserves of $7,689 and $6,539, respectively	90,048	79,691
Prepaid expenses and other current assets, net	30,282	35,789
Assets held for sale	3,256	3,256

Total current assets	256,215	258,538

Property, plant, and equipment, net	210,904	211,844
Goodwill	87,921	87,921
Other intangible assets, net	14,136	14,559
Other long-term assets	4,741	4,279

Total assets	$573,917	$577,141

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$876	$880
Accounts payable	119,317	129,037
Accrued liabilities	38,472	34,112

Total current liabilities	158,665	164,029

Long-term debt, less current maturities	172,283	171,592

Other long-term liabilities:
Deferred taxes	41,514	42,648
Other long-term liabilities	6,291	5,866

Total liabilities	378,753	384,135

Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00)	—	—
Issued: None
Common stock (authorized: 55,000,000 shares, par value $0.75)	24,849	24,849
Issued: 33,131,846 shares; outstanding: 30,865,820 and 30,884,503 shares, respectively
Contributed capital	204,793	204,966
Retained earnings	11,069	10,036
Treasury stock, at cost, 2,266,026 and 2,247,343 shares, respectively	(51,844)	(52,730)
Accumulated other comprehensive income	6,297	5,885

Total shareholders’ equity	195,164	193,006

Total liabilities and shareholders’ equity	$573,917	$577,141

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

	Three Months Ended
	January 29,	January 30,
(Unaudited and dollars in thousands)	2011	2010

Cash flows from operating activities
Net earnings	$1,033	$4,744
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	8,101	9,555
Stock-based compensation expense	893	1,081
Goodwill impairment	—	275
Restructuring and exit costs	76	97
Gain (loss) on disposition of assets, net	124	(895)
Provision for bad debt expense	207	(298)
Deferred taxes	(2,531)	125
Change in current assets and liabilities	(1,329)	(5,214)
Other, net	1,137	(522)

Net cash provided by operating activities	7,711	8,948

Cash flows from investing activities
Capital expenditures	(7,986)	(3,368)
Proceeds from the disposition of assets	—	2,876

Net cash used by investing activities	(7,986)	(492)

Cash flows from financing activities
Bank credit facility borrowings (payments), net	800	—
Payments on notes and bank term loan	—	(17,185)
Payments on bonds and leases	(119)	(131)
Debt issuance costs	(1,595)	—
Stock-based compensation exercised	(180)	—

Net cash used by financing activities	(1,094)	(17,316)

Effect of exchnage rates on cash and cash equivalents	4	21

Decrease in cash and cash equivalents	(1,365)	(8,839)

Cash and cash equivalents at beginning of year	4,900	26,925

Cash and cash equivalents at end of year	$3,535	$18,086

SPARTECH CORPORATION
FIRST QUARTER 2011 EARNINGS

Non-GAAP Reconciliations
Within this press release we have included operating (loss) earnings (GAAP) to operating (loss) earnings excluding special items (Non-GAAP), net (loss) earnings from continuing operations (GAAP) to net (loss) earnings from continuing operations excluding special items (Non-GAAP) and net (loss) earnings from continuing operations per diluted share (GAAP) to net (loss) earnings from continuing operations per diluted share excluding special items (Non-GAAP). Special items include restructuring and exit costs and a tax benefit on restructuring of foreign operations. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.
We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.
The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended
	January 29,	January 30,
(unaudited and in thousands, except per share data)	2011	2010

Operating (loss) earnings (GAAP)	$(1,818)	$6,779
Restructuring and exit costs	828	671

Operating (loss) earnings excluding special items (Non-GAAP)	$(990)	$7,450

Net (loss) earnings from continuing operations (GAAP)	$(1,838)	$4,736
Restructuring and exit costs, net of tax	513	422
Tax benefits from restructuring of foreign operations	—	(2,770)

Net (loss) earnings from continuing operations excluding special items (Non-GAAP)	$(1,325)	$2,388

Net (loss) earnings from continuing operations per diluted share (GAAP)	$(0.06)	$0.15
Restructuring and exit costs, net of tax	0.02	0.02
Tax benefit on restructuring of foreign operations	—	(0.09)

Net (loss) earnings from continuing operations per diluted share excluding special items (Non-GAAP)	$(0.04)	$0.08

The following table reconciles operating (loss) earnings (GAAP) to operating (loss) earnings excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended January 29, 2011			Three Months Ended January 30, 2010
			Operating			Operating
			(Loss)			(Loss)
	Operating		Earnings	Operating		Earnings
	(Loss)		Excluding	(Loss)		Excluding
	Earnings	Special	Special Items	Earnings	Special	Special Items
Segment	(GAAP)	Items	(Non-GAAP)	(GAAP)	Items	(Non-GAAP)
Custom Sheet and Rollstock	$4,483	$350	$4,833	$8,291	$84	$8,375
Packaging Technologies	4,642	116	4,758	6,004	(729)	5,275
Color & Specialty Compounds	(2,598)	356	(2,242)	898	1,316	2,214
Corporate	(8,345)	6	(8,339)	(8,414)	—	(8,414)

Total	$(1,818)	$828	$(990)	$6,779	$671	$7,450